Exhibit 99.1

PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Continued Profitability for the Three and Nine Months Ended September 30, 2012

GEORGETOWN, MASSACHUSETTS, October 26, 2012 —

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended September 30, 2012 of $244,000, or $.13 per basic and diluted share, compared to net income of $284,000, or $.15 per basic and diluted share, for the three months ended September 30, 2011. Net income for the nine months ended September 30, 2012 was $532,000, or $.28 per basic and diluted share, compared to net income of $596,000, or $.31 per basic and diluted share, for the nine months ended September 30, 2011.

Robert E. Balletto, President and Chief Executive Officer, said, “The weak economic environment and increased competition has hampered our commercial loan growth over the past several quarters. That, coupled with a declining interest rate environment, has put pressure on asset yields and ultimately our net interest income. The increase in non-performing loans from the June 30, 2012 balance was primarily due to one commercial real estate loan. Our non-interest income has increased 96% for the nine months ended September 30, 2012, from the same period in 2011, driven by the continued development of our mortgage banking operation.”

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Period Ended	Year Ended
	September 30, 2012	December 31, 2011
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$211,760	$199,375
Cash and cash equivalents	26,840	19,083
Loans receivable, net	163,592	161,120
Allowance for loan losses	1,751	1,824
Investment securities (1)	8,509	6,496
Deposits	152,890	151,085
Borrowings	24,600	25,694

Total stockholders’ equity	30,105	20,329
Stockholders’ equity to total assets at end of period	14.22%	10.20%
Total shares outstanding	1,940,302	2,680,455

Asset Quality Data:
Total non-performing loans	$3,902	$3,133
Other real estate owned	208	30
Total non-performing assets	4,110	3,163
Non-performing loans to total loans	2.36%	1.92%
Non-performing assets to total assets	1.94%	1.59%
Allowance for loan losses to non-performing loans	44.87%	58.22%
Allowance for loan losses to total loans	1.06%	1.12%
Loans charged off	$377	$788
Recoveries on loans previously charged off	142	12

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,180	$2,573	$6,757	$8,147
Interest expense	379	581	1,328	1,897
Net interest income	1,801	1,992	5,429	6,250
Provision for loan losses	67	80	162	825
Net interest income after provision for loan losses	1,734	1,912	5,267	5,425
Non-interest income	616	203	1,228	627
Non-interest expense	1,958	1,664	5,668	5,130
Income before income taxes	392	451	827	922
Income tax provision	148	167	295	326
Net income	$244	$284	$532	$596

Net income per share: basic (2)	$0.13	$0.15	$0.28	$0.31
Net income per share: diluted (2)	$0.13	$0.15	$0.28	$0.31

Performance Ratios:
Return on average assets	0.47%	0.58%	0.35%	0.40%
Return on average equity	3.39%	5.75%	3.06%	4.06%
Interest rate spread	3.42%	4.09%	3.52%	4.15%
Net interest margin	3.59%	4.32%	3.71%	4.37%
Efficiency ratio (3)	81.02%	75.83%	85.14%	74.60%
Non-interest expense to average total assets	3.74%	3.41%	3.70%	3.40%

(1) Does not include Federal Home Loan Bank Stock of $2.9 million.

(2) 2011 adjusted to reflect 0.72014 exchange ratio in connection with second-step conversion completed July 11, 2012.

(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the final Prospectus filed in connection with our second-step conversion and Current Reports on Form 8-K.

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